Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “FaZe,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of FaZe Holdings Inc. and our consolidated subsidiaries following the Business Combination. In connection with the Business Combination, FaZe was determined to be the accounting acquirer. The following discussion and analysis of the financial condition and results of operations of FaZe should be read together with the unaudited condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and 2021, together with related notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K/A (the “Form 8-K/A”) to which this Exhibit is filed. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause or contribute to these differences include those discussed below and in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 22, 2022 (the “Original Report”), particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Our Business

We are a digitally native lifestyle and media brand founded and rooted in gaming and youth culture.

We are at the forefront of the global creator economy, which is an industry centered around innovative digital content development fueled by social media influencers, creators and businesses who monetize their content online. With a leading digital content platform created for and by Gen Z and Millennials, we have established a highly engaged and growing global fanbase, with social media reach (see our key performance indicator, “Total Reach”) of approximately 500 million as of June 30, 2022, including those of individual members of FaZe.

We reimagine traditional entertainment for the next generation, leading youth culture with transformative content, tier-one brand partnerships, a collective of notable talent, and fashion and consumer products.

We produce premium content, merchandise, and consumer products and create advertising and sponsorship programs for leading national brands. With approximately 80% of our audience between the ages of 13-34 as of June 30, 2022, we have unlocked key relationships with a coveted demographic that has long proven difficult to reach for traditional media companies and advertisers. We have multiple revenue streams including brand sponsorships, content, consumer products, and Esports.

As the recognition of our brand is an important component to our success, we have obtained and protected a strategic set of intellectual property registrations and applications, including for our brand, throughout the world.

Our principal business operations are located in the United States, and we also have a location in Canada. We intend to acquire additional space as we add employees and expand geographically, including globally, by organic growth as well as acquisitive growth.

On July 19, 2022, we completed the previously announced business combination with B. Riley 150 Merger Corp. (the “Business Combination”). We received approximately $113.7 million in gross proceeds in connection with the Business Combination.

The following table summarizes our financial results for the six months ended June 30, 2022 and 2021. Period over period revenues and gross profit increased due to the growth of our business across our various revenue streams, in particular brand sponsorships, content and Esports fueled by the increasing prominence of our brand. At the same time, total expenses increased by a greater magnitude than revenues the first half of 2022, and therefore net loss increased. See the “Results of Operations” subsection for further details.

	Six months ended June 30,
(in thousands)	2022	2021
Total Revenues	$34,609	$25,263
Gross Profit	10,432	4,388
Net Loss	(18,864)	(13,336)
Adjusted EBITDA(1)	(10,437)	(10,783)

(1)

Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Information” below for our definition of, and additional information about, adjusted EBITDA and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

The following table summarizes our financial results for the years ended December 31, 2021 and 2020. Year over year revenues and gross profit increased due to the growth of our business across our various revenue streams, fueled by the increasing prominence of our brand. At the same time, total expenses increased by a greater magnitude than revenues in 2021, and therefore net loss increased. See the “Results of Operations” subsection for further details. We expect the trend of increased expenses to continue in 2022, as described above.

	Years ended December 31,
(in thousands)	2021	2020 (As Revised) (2)
Total Revenues	$52,852	$37,166
Gross Profit	11,299	9,094
Net Loss	(36,866)	(28,777)
Adjusted EBITDA(1)	(28,741)	(23,412)

(1)

Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Information” below for our definition of, and additional information about, adjusted EBITDA and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

(2)

During the preparation of the audited consolidated financial statements for the year ended December 31, 2021, we identified a misapplication of the accounting guidance related to accounting for customer returns and discounts. See “Significant Events and Transactions — Revision to Previously Issued Financial Statements.”

Key Performance Indicators

In addition to GAAP and non-GAAP financial measures, we regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. The numbers for our key metrics are calculated using internal company data based on the activity of fan accounts and the metrics described below. While these numbers are based on what we believe to be reasonable estimates of our fanbase for the applicable period of measurement, there are inherent challenges in measuring usage of our platform across large online and mobile populations around the world. The methodologies used to measure these metrics require significant judgment. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue.

Total Reach

Our Total Reach represents the aggregate number of user accounts, or “fans,” that subscribe to or follow FaZe content across YouTube, Twitter, Instagram, TikTok and Twitch, measured at the end of the reporting period and based on publicly available data. Our calculation of Total Reach may count the same individual multiple times if an individual follows or subscribes to FaZe content on multiple platforms; therefore, our Total Reach metric may inflate the number of individuals, as opposed to user accounts, reached by our content. Therefore, we supplement our understanding of the reach of our content, as well as our monetization opportunities, with the Aggregate YouTube Subscribers metric, which only includes subscribers on our primary platform and is explained further in the following section. Nonetheless, we believe that Total Reach is a useful metric because, regardless of whether our content reaches an individual through one or multiple platforms or channels, we view each such instance as a unique opportunity to strengthen and, ultimately, to monetize our relationship with the individual accountholder, whether by selling them consumer products online, by incrementally increasing our advertising revenue due to their viewership or by inspiring attendance at our live events, among other opportunities. Further, one individual following us across multiple platforms could generally signal higher audience engagement, and as such may lead to higher monetization potential, than one individual following us on only one platform.

We find Total Reach to be a useful metric for predicting future revenues because, as an audience-driven company, we generally interpret an increase in our Total Reach to signal an overall increase in the strength of our brand and to represent a corresponding increase in the number of opportunities for our content to reach our audience and expose them to our brand, content and products, which may drive additional monetization opportunities through increased engagement with FaZe. Further, we believe the fact that an individual follows FaZe across multiple platforms or follows several FaZe content creators may signal their amenability to purchase our products, grow the FaZe community by engaging with other fans and continue consuming our content in the future. In addition, we believe each fan added to our Total Reach represents a new avenue through which we can reach additional fans as they spread awareness of our brand by sharing and posting about FaZe content to their own followers. An individual who follows or subscribes to FaZe content on multiple platforms represents multiple such avenues, and the more their followers differ between platforms, the more avenues are opened to FaZe content by adding that fan. We believe an increase in Total Reach also signals our ability to attract additional sponsorships and sponsorship deals or sell consumer products. However, an increase in Total Reach may not directly result in an increase in content revenues. Our Total Reach includes fans of the channels of certain popular celebrity members of FaZe that we have contractually agreed not to directly monetize, including Calvin “Snoop Dogg” Cordozar Broadus Jr. An increase in Total Reach from fans on such channels will not directly result in an increase in content revenue. Nonetheless, we expect our partnerships with these celebrity members of FaZe to result in increased engagement as a result of cross-exposure to our brand through their channels, which strengthens the FaZe brand and which we believe will further increase our Total Reach and can indirectly increase our revenue over time. Additionally, when our Total Reach increases, our content and other revenues may not increase immediately given the lag time between when subscriptions are recorded and when we are able to monetize subscriptions, including generating Google AdSense revenues, selling consumer products and leveraging our Total Reach metric to attract additional sponsors and sponsorship deals. Conversely, a decrease in our Total Reach may be an indicator of an unfavorable trend in future revenues. Therefore, we use the Total Reach metric for revenue planning, although the numerical correlation between Total Reach and future revenues varies and cannot be precisely predicted in either the short term or long term.

The timing difference between a change in Total Reach and change in revenues may be particularly pronounced if the change in Total Reach metric reflects a large spike or large drop as the result of adding a channel to our network or removing a channel from our network. That is, if we sign a contract with a new talent member who has a large pre-existing pool of social media subscribers, our Total Reach will also increase as these pre-existing subscribers are added to our Total Reach metric. For example, our Total Reach increased significantly between December 31, 2021 and June 30, 2022, primarily due to Calvin “Snoop Dogg” Cordozar Broadus Jr. joining as a member of FaZe’s talent network. Conversely, if talent members leave the FaZe network due to contract expiration or termination, we record an immediate decrease in our Total Reach in an amount equal to the Total Reach of the talent that left the FaZe network. When we have a spike or drop in Total Reach due to the various circumstances described above, we do not expect to necessarily see immediate spikes or drops in content and other revenues but may see future changes in revenues given the lag time described in the preceding paragraph.

	As of June 30,
(in thousands)	2022	2021
Total Reach(1)	516,170	372,629
YouTube	134,207	131,354
Twitter	82,948	60,681
Instagram	178,030	106,361
TikTok	79,616	40,825
Twitch	41,369	33,408

(1)

The Total Reach amount includes subscribers of channels for Calvin “Snoop Dogg” Cordozar Broadus Jr. and certain other celebrity talent that FaZe is not contractually allowed to directly monetize. Such channels contributed to a Total Reach of 193.45 million and 79.70 million as of June 30, 2022 and June 30, 2021, respectively. Therefore, channels that FaZe is contractually allowed to directly monetize contributed to a Total Reach of 322.72 and 292.93 million as of June 30, 2022 and June 30, 2021, respectively.

	As of December 31,
(in thousands)	2021	2020
Total Reach(1)	360,762	324,155
YouTube	116,470	115,325
Twitter	58,767	54,705
Instagram	105,027	99,944
TikTok	45,613	30,721
Twitch	34,885	23,460

(1)

The Total Reach amount includes subscribers of channels for celebrity talent that FaZe is not contractually allowed to directly monetize. Such channels contributed to a Total Reach of 71.46 million and 69.37 million as of December 31, 2021 and December 31, 2020, respectively. Therefore, channels that FaZe is contractually allowed to directly monetize contributed to a Total Reach of 289.30 million and 254.79 million as of December 31, 2021 and December 31, 2020, respectively.

Aggregate YouTube Subscribers

Our Aggregate YouTube Subscribers metric is the number of subscribers our total talent pool has on their FaZe co-branded YouTube channels, the company programmed FaZe Clan YouTube channel, as well as the FaZe Affiliated channels measured at the end of the reporting period and based on publicly available data. Aggregate YouTube Subscribers includes subscribers for each YouTube channel programmed by talent members as well as company programmed YouTube channels. We consider each YouTube Subscriber to be a subscriber on YouTube, measured separately for each individual talent member. As such, one hypothetical subscriber may be included in several instances within the Aggregate YouTube Subscribers metric if that individual were to subscribe to the channels of multiple members of our talent pool.

We believe Aggregate YouTube Subscribers is a better approximation of our unique audience than other measures of reach available to us. That is, although Aggregate YouTube Subscribers may count the same individual subscriber multiple times if that individual subscribes to multiple FaZe talent members on YouTube, this metric does not include individuals who subscribe to FaZe across multiple platforms in the calculation. Also, the potential for inflation of Aggregate YouTube Subscribers due to the same individual subscribing to multiple FaZe talent members is to some degree offset by the omission of individuals who subscribe to FaZe only on platforms other than YouTube.

We believe an increase in Aggregate YouTube Subscribers signals an overall increase in the strength of our brand, which in turn signals our ability to attract additional sponsorships and sponsorship deals or sell consumer products. An increase in Aggregate YouTube Subscribers may not directly result in an increase in content revenues because our Aggregate YouTube Subscribers includes subscribers on channels that we are not contractually allowed to monetize. If the channels contributing to the increase in our Aggregate YouTube Subscribers are channels that FaZe is contractually allowed to monetize, then an increase in Aggregate YouTube Subscribers may directly result in an increase in content revenues, but if the channels contributing to the increase in Aggregate YouTube Subscribers are not channels that FaZe is contractually allowed to monetize, then an increase in Aggregate YouTube Subscribers would not directly result in an increase in content revenues but can indirectly result in an increase in overall revenue over time because we believe the increase in Aggregate YouTube Subscribers strengthens the FaZe brand. Additionally, an increase in our Aggregate YouTube Subscribers may not correlate with current or historic revenues but may represent additional monetization opportunities across our various revenue streams. When our Aggregate

YouTube Subscribers increase, our content and other revenues may not increase immediately, given the additional lag time before we are able to monetize the subscriptions, including generating Google AdSense revenues, selling consumer products, and leveraging our Aggregate YouTube Subscribers metric to attract additional sponsors and sponsorship deals. Conversely, a decrease in our Aggregate YouTube Subscribers may be an indicator of an unfavorable trend in future revenues. Therefore, we find the use of the Aggregate YouTube Subscribers metric useful for our revenue planning, although the numerical correlation between Aggregate YouTube Subscribers and future revenues varies and cannot be precisely predicted in either the short term or long term.

The timing difference between a change in Aggregate YouTube Subscribers and a change in revenues may be particularly pronounced if the change in Aggregate YouTube Subscribers metric reflects a large spike or large drop as the result of adding a channel to our network or removing a channel from our network. That is, if we sign a contract with a new talent member who has a large pre-existing pool of YouTube subscribers, our Aggregate YouTube Subscribers will also increase as these pre-existing subscribers are added to our Aggregate YouTube Subscribers metric. Conversely, if talent members leave the FaZe network due to contract expiration or termination, we record an immediate decrease in our Aggregate YouTube subscribers metric in an amount equal to the YouTube subscribers of the talent that left the FaZe network. For example, three individuals left our talent pool in the third quarter of 2021; therefore, while we would have otherwise expected to see an increase in Aggregate YouTube subscribers at December 31, 2021 compared with December 31, 2020, the effect of talent members leaving the FaZe network caused the figures to be relatively consistent from December 31, 2020 to December 31, 2021. When we have a spike or drop in Aggregate YouTube Subscribers due to the various circumstances described above — including, for instance, the addition of Calvin “Snoop Dogg” Cordozar Broadus, Jr. to FaZe’s talent network in the first quarter of 2022 — we do not expect to necessarily see immediate spikes or drops in content and other revenues but may see future changes in revenues given the lag time described in the preceding paragraph.

	As of June 30,
(in thousands)	2022	2021
Aggregate YouTube Subscribers	134,207	131,354
Company Programmed FaZe Clan YouTube Channel Subscribers	8,850	8,700
FaZe Co-branded Channel Subscribers	116,040	122,511
FaZe Affiliated Channels(1)	9,317	143

(1)	FaZe Affiliated Channels are channels that are not co-branded but are closely affiliated with our talent. This includes Calvin “Snoop Dogg” Cordozar Broadus Jr., All Grown Up, and Nuke Squad.

	As of December 31,
(in thousands)	2021	2020
Aggregate YouTube Subscribers	116,470	115,325
Company Programmed FaZe Clan YouTube Channel Subscribers	8,789	8,530
FaZe Co-branded Channel Subscribers	106,999	106,795
FaZe Affiliated Channels(1)	682	N/A	(2)

(1)	FaZe Affiliated Channels are channels that are not co-branded but are closely affiliated with our talent. This includes All Grown Up and Nuke Squad.
(2)	The FaZe Affiliated Channels were not created as of December 31, 2020.

Average Revenue per YouTube Subscriber (“ARPU”)

ARPU is defined as our total consolidated GAAP revenues for the selected period divided by our total Aggregate YouTube Subscribers as of period end. We believe ARPU is an indicator of how effective we are at monetizing our Aggregate YouTube Subscribers. A high ARPU may reflect that we are monetizing our audience effectively and, conversely, a low ARPU may reflect the opportunity for additional monetization with respect to our Aggregate YouTube Subscribers. Please see above for the assumptions underlying the calculation of our Aggregate YouTube Subscribers.

While we believe changes in our total consolidated GAAP revenues are correlated with our Aggregate YouTube Subscribers over the long term, there may be short term dislocations in the metric due to timing difference in audience growth and monetization. For example, our Aggregate YouTube Subscribers may grow more quickly when compared to our revenues due to the lag time related to the monetization of our Aggregate YouTube Subscribers, as described in the “Aggregate YouTube Subscribers” subsection above, resulting in lower or unchanged period over period ARPU, especially if we gain additional Aggregate YouTube Subscribers toward the end of a reporting period. Conversely, if we lose Aggregate YouTube Subscribers toward the end of a reporting period — such as we did when three individuals left our talent pool in the third quarter of 2021 — we may see decreased or relatively flat Aggregate YouTube Subscribers, whereas the full period will not reflect the revenue impact of the decreased monetization potential.

Additionally, because ARPU is measured as revenue for a particular period over a point-in-time metric, Aggregate YouTube Subscribers, ARPU will generally be smaller for interim time periods than annual periods. Therefore, ARPU for interim periods should only be compared to interim periods of the same length, and annual periods should only be compared to other annual periods.

In future periods, we expect to increase the monetization of our Aggregate YouTube Subscribers through growth in our existing monetization channels and expansion into new ways of monetizing our audience, all of which we believe will be aided by additional access to capital and a more established brand and, therefore, we expect our ARPU to increase over time.

	Six months ended June 30,
(in thousands)	2022	2021
ARPU	$0.26	$0.19

	Years ended December 31,
(in thousands)	2021	2020 (As Revised)(1)
ARPU	$0.45	$0.32

(1)

During the preparation of the audited consolidated financial statements for the year ended December 31, 2021, we identified a misapplication of the accounting guidance related to accounting for customer returns and discounts. See “Significant Events and Transactions — Revision to Previously Issued Financial Statements.”

Total Number of Significant Sponsors

Total number of significant sponsors is defined as the number of sponsorship deals directly contracted with FaZe that have a contractual value of over $0.5 million and are active during the reported period. This metric helps us forecast future revenue, since we know the contract value of a sponsorship when the contract is signed but recognize the revenue ratably over the sponsorship term. At the same time, if we sign a significant sponsorship deal towards the end of a reportable period, we may not recognize a significant portion of the revenue until the following period.

This metric provides insight into the drivers of changes in our brand sponsorships revenue. Our brand sponsorships revenue is most closely aligned with this metric, as our brand sponsorships revenue is correlated with increases in our total number of significant sponsors.

	Six months ended June 30,
	2022	2021
Total Significant Sponsors	10	8

	Years ended December 31,
	2021	2020
Total Significant Sponsors	12	6

Significant Events and Transactions

Business Combination

On July 19, 2022, we completed the Business Combination. We received approximately $113.7 million in gross proceeds in connection with the Business Combination.

Revision to Previously Issued Financial Statements

As explained further in the notes to our consolidated financial statements, during the preparation of the audited consolidated financial statements for the year ended December 31, 2021, we identified a misapplication of the accounting guidance related to accounting for customer returns and discounts. For the year ended December 31, 2020, we recorded $0.8 million in customer discounts, and $0.2 million in customer returns. We had accounted for these as cost of revenues, as opposed to as a reduction to revenue.

We assessed the materiality of this error on prior period financial statements in accordance with the SEC Staff Accounting Bulletin Number 99, Materiality, and ASC 250-10, Accounting Changes and Error Corrections. As this is a reclassification between revenue and cost of revenues, gross margin and net income are not impacted. The error did not have any effect on our previously reported consolidated balance sheets, statements of cash flows, and statements of shareholder’s deficit. We determined that this error was not material to the financial statements for the year ended December 31, 2020. We corrected this immaterial error as a revision to previously issued financial statements.

As it relates to this Management’s Discussion and Analysis of Financial Condition and Results of Operations of FaZe, the revision impacts only the revenue and cost of revenue figures within the Results of Operations subsection, as well as the ARPU metric within the Key Performance Indicators section.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations presents the revised figures for the year ended December 31, 2020.

Key Factors Affecting Our Current and Future Results

Our financial position and results of operations depend to a significant extent on the following factors:

Evolving Digital Economy

Our success has depended and will continue to depend on our ability to remain at the forefront in digital-entertainment trends, including social media.

We believe we are well-positioned as a digitally native lifestyle and media platform in the global content industry, which continues to evolve towards digital and social platforms each of which are poised for further growth. According to comScore, in 2021 the FaZe brand had the most social media cross-platform actions of any Esports team. Additionally, a November 2021 survey-data report from international research data and analytics group YouGovAmerica indicated that over one in five American males between the ages of 13 and 17 support FaZe Clan, and that no traditional sports team or other Esports team has the same support in this demographic.

We attribute our success in part to the diverse content we have developed and produced in the form of digital media, social media, consumer products sales, and livestreaming events distributed across several platforms including YouTube, Twitch, Facebook, Instagram, Twitter, and TikTok. Further, our brand, which is a digital native lifestyle brand rooted in gaming and youth culture, is well-positioned for future opportunities in areas such as subscription offerings, real money gambling, live events, fan clubs, virtual dining concepts, game publisher collaborations and the general growth and adoption of the metaverse, and interconnected digital reality.

As a leading digital content platform created for and by Gen Z and millennials, we have established a highly engaged growing global fanbase, with a Total Reach of approximately 500 million as of June 30, 2022, including those of individual members of FaZe (see “Key Performance Indicators — Total Reach”). We are positioned to address our audience through new media formats, as digital and social media platforms are rapidly changing and evolving. In 2021, we expanded our content capabilities to include music and podcasts and plan to continue expanding across formats and genres. Our future success will continue to be dependent on our ability to adapt our reach in an evolving digital economy.

Ability to Recruit and Retain Talent

Our talent pool creates content for, and forms other partnerships with, our brand. Our diverse talent pool of creators and players are the face of our brand. Therefore, our current and future success may depend on our ability to retain our current talent and attract new talent. However, as we have grown our talent roster, we have made sure to not rely on any single individual to carry the brand, but rather have worked to develop a broad talent base, where each person is able to grow their own brand within the overall FaZe platform.

Competitive Landscape

Due to our digitally native lifestyle and media platform and diverse sources of monetization, our business may face competition from online content creators, lifestyle brands, traditional sports teams, or other Esports companies. If more direct competitors emerge in the marketplace, our success will depend on our ability to retain market share through activities including generating innovative content and forming and retaining strategic partnerships.

Regulatory Challenges

It is possible that a number of laws and regulations may be adopted or construed to apply to us that could restrict the online and digital industries. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on our business. Additional scrutiny and regulation of our industry would require us to increase spending on legal and other resources. We may also be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may require us to meet certain capital and other requirements or reduce its current operations, and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may impede the growth of social game services and impair our business, financial condition or results of operations.

COVID-19

We have continued to operate our business effectively throughout the COVID-19 pandemic. Our primary focus has been the safety and well-being of our employees and their families, as well as the continuation of our operations. Our technology infrastructure has proven to be robust and capable of supporting our business as our business functions have been conducted primarily on a remote basis. We have leveraged technology to help ensure that our teams stay connected and productive and there continues to be frequent communication across all levels of our business. When not in person, we have continued to actively communicate with our workforce and business associates through videoconference, teleconference and email. Our board has continued to convene as needed. The COVID-19 pandemic caused us to modify our business practices by reducing costs related to employee travel and physical participation in activities, meetings, events, and conferences; however, these costs may increase in the future as pandemic restrictions are lifted. Specifically, we ordered all employees to work from home in March 2020. Since the beginning of July 2021, we have allowed employees to come back to the office if they test negative for COVID-19, and we have commenced limited travel.

Due to the COVID-19 pandemic, our operating results for the six months ended June 30, 2022 and 2021 as well as the year-ended December 31, 2020 and the year-ended December 31, 2021 may not be comparable to past and future periods. As a result of changed consumer behavior under COVID-19 lock-down orders, the already-growing online gaming and digital content industries saw a major uptick in video game usage, streaming viewership, content viewership, console sales, and more users on many gaming platforms. This helped further accelerate the pre-pandemic growth in popularity of our content creators and the FaZe content channels, and made the content we offer a bigger part of mainstream digital entertainment. On average, our content creators have seen an increase in viewership since the start of the pandemic and while still strong, viewership on FaZe’s YouTube channel and certain of FaZe’s talent YouTube channels is down from the highest levels experienced during pandemic stay-at-home measures. In addition to the boost we saw from changed consumer behavior under stay-at-home orders, being digitally-native allowed us to continue producing new content, interacting with our fans, and building our audience, as well as continuing to expand our brand relationships, despite the pandemic. For example, we secured important sponsorship deals at our brand level with DraftKings, McDonalds, and General Mills, among others, during the pandemic. The pandemic has presented, and continues to present, a period of accelerated interest in and growth of FaZe, and we expect that this interest and growth will continue as interest in Esports and digital content grows and more people learn about FaZe and become fans. Additionally, we expect that as the popularity of the FaZe brand continues to grow, we will continue to attract additional sponsorship deals at our brand level and further expand our fanbase.

Moreover, the fact that most of our products and services do not involve physical customer interaction may have provided us a competitive advantage during the COVID-19 pandemic, as customers can access most of our services and product offerings while social distancing or without any physical presence. If and when forms of in-person entertainment re-gain popularity, we may face increased competition and see drops in engagement as it relates to our content and brand sponsorship revenue streams. We also expect our Esports revenues to increase as government restrictions surrounding in-person events decrease.

The COVID-19 pandemic impacted our supply chain operations and continues to do so to a limited extent, causing some delays in the production and transportation of our product and increased inbound transportation and inbound freight costs for our consumer products business. However, we have begun to see reduced delays and expect supply chain costs and delivery times to return at or near pre-pandemic levels in the near-term. Such COVID-19 related supply chain issues have not materially affected our results of operations, capital resources, outlook or business goals and have had marginal and immaterial impact on our sales, profits and liquidity.

Additionally, on May 11, 2022, FaZe paused production on FaZe 1 due to an outbreak of COVID-19, in accordance with FaZe’s and the CDC’s health and safety guidelines. Although production resumed on May 22, 2022 and the winner was announced on May 26, 2022, there may be similar impacts on our business in the future.

We will continue to actively monitor the impact of the pandemic on our business and may take further actions to modify our practices accordingly.

Overall Market and Economic Conditions

Changing market and economic conditions, including as a result of the ongoing COVID-19 pandemic, may positively or negatively impact our revenues, which depend on discretionary spending from consumers and corporate sponsors. Much of our business is resistant to changes in disposable consumer income, as consumers do not currently need to pay to access most of our content. However, in periods of slowing economic recovery or recession, decreases in disposable corporate income could negatively impact our revenues if companies decrease sponsorship and advertising spend. Our consumer products business is dependent on consumer discretionary spending, which is highly sensitive to changing market conditions, and a decline in discretionary spending could have an adverse impact on our results.

Mergers and Acquisitions

We will invest in mergers and acquisitions through a targeted strategy that focuses on targets that fit well with our target audience and support the strength of our brand while also being value enhancing. Our team maintains consistent dialogue with potential targets in order to establish a strong pipeline of future opportunities. We anticipate future growth in our business related to the acquisition of new companies. If our acquisitions do not meet our performance expectations, our operating results may be adversely impacted. We currently have not identified a potential target or negotiated any definitive agreements related to a potential acquisition. However, because we experienced high redemptions in connection with the Business Combination, we received less proceeds from the Business Combination to pursue our anticipated growth strategies and new initiatives, including our acquisition strategy. This may cause significant delays in, or limit the scope of, our planned acquisition strategy.

International Expansion

We have expanded into international markets and intend to continue to do so.

We believe the international market represents a large, untapped growth opportunity for our business. Although we currently have a large international audience, we have not yet fully monetized this audience because, given the early stage of our development and limitations on travel due to the COVID-19 pandemic, our historical sponsorship and talent deals have been largely with US-domestic partners.

We intend to establish talent networks abroad to monetize our brand awareness outside of the U.S. and have begun our international expansion plan in select pilot markets. We plan on expanding our global brand presence in international markets by following the same strategy we have successfully executed in the U.S.: developing and signing talent, expanding our content platforms to produce targeted content internationally, and leveraging the growth of digital and social platforms. However, because we experienced high redemptions in connection with the Business Combination, we received less proceeds from the Business Combination to pursue our anticipated growth strategies and new initiatives. This may cause significant delays in, or limit the scope of, our planned international expansion.

Potential competition may exist as we attempt to enter international markets. Our successful expansion into international markets will depend on our ability to effectively leverage relationships with our existing partners, build new partnerships, and tailor our content and branding to new markets. Should our assumptions prove overly optimistic, we may incur delays in our ability to expand our business to new markets. Such delays may also lead us to make changes in our go-to-market plans, which could result in cost overruns which could adversely impact margins and cash flows.

Key Components of Sales and Expenses

Revenue

We have the following major revenue types:

•

Brand Sponsorships: We offer advertisers an association with the FaZe brand which we deliver through various promotional vehicles that are highly tailored to reach our target audience. These vehicles include but are not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on FaZe’s official merchandise, and special appearances by members of our talent network. Brand deals are made through the FaZe sales team and provide the sponsor an association with our brand across the FaZe platform, including the full roster of FaZe talent. Revenues from our larger brand sponsorship agreements are typically based on a term and are recognized ratably over the contract term. Payment terms and conditions vary by contract type, but payments are generally due periodically throughout the term of the contract. Some smaller sponsorship deals are based on a specific deliverable and not a term and are recognized and invoiced when delivered.

We also offer talent deals, which are typically smaller in size than brand deals and are made directly with individual FaZe talent members to promote a brand or product within content created by the selected talent. These deals are often sourced and negotiated by FaZe employees and include FaZe as a counterparty. Payment terms are similar to our brand deals with talent receiving a contractually negotiated percent of the revenue as a fee.

•

Content: We generate original content which we monetize through Google’s AdSense service, which permits Google to place paid advertisements on FaZe branded YouTube sites. Revenue is generated when the advertisement is viewed on a “cost per view” or “cost per click” basis. Each time a fan views a FaZe-programmed YouTube page, Google will display an advertisement to the fan. Depending on the type of advertisement the advertiser agrees to with Google, the advertiser agrees to pay Google based on the number of views or the number of times a fan clicks on the advertisement. This cost per view or cost per click can vary substantially depending on the channel, content, and seasonality. Google pays us a percentage of what Google charges the advertiser, and we receive reporting from Google, which we use to recognize revenue on a revenue-per-thousand playbacks (“RPM”) basis which represents a blend of cost per view and cost per click advertisements.

•	Consumer Products: We sell consumer products directly to end users online (predominantly on our website but also on other websites, including those of our partners) and at events.

•

Esports: Our Esports revenue consists of league participation revenue, prize money, player transfer fee revenue, and licensing of intellectual property revenue. League participation revenue is generated from our participation in closed Esports leagues which historically share net revenue between all partnered teams on a pro rata basis, with FaZe receiving between 4% and 8%, subject to a minimum guarantee. Prize money is earned by competing in organized competitions and successfully placing at a level where the organizer has offered a prize. Prize money is typically paid to FaZe by the competition organizer and we will then distribute a percentage of the money to players based on contractually agreed terms. Player transfer fee revenue is earned through player transfer agreements which compensate FaZe for the release of a team member from their agreement with FaZe. Licensing of intellectual property revenue is royalty revenue in connection with the usage of our brand logo during each game or tournament.

We expect continued growth in revenues primarily due to increased organic growth as our brand builds momentum, which results from building strategic partnerships and generating new, innovative content. In the future, we expect to invest in new, innovative content and content creation.

Cost of Revenue

Cost of revenue primarily consists of amounts paid to talent and other contractors, as we perform the underlying services related to satisfying the performance obligations under our agreements. It also includes other costs, such as those related to textiles, labor, and license fees associated with consumer products.

We expect our cost of revenue to increase primarily due to the increased volume of new strategic partnerships and costs associated with increased investments in original content.

General and Administrative

General and administrative costs consist primarily of personnel-related expenses, rent and premises costs, professional service fees, and other general corporate expenses.

We expect to incur higher general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business and other costs associated with being a public company. As a result, we expect that our general and administrative expenses will increase in absolute dollars.

Sales and Marketing

Sales and marketing costs consist primarily of promotional, public relations, and advertising expenses. Sales and marketing costs also include other general marketing expenses.

In connection with our growth strategy, we expect to incur additional sales and marketing expenses, including marketing expenses to drive international expansion, increase consumer products sales, and market new content. However, because we experienced high redemptions in connection with the Business Combination, we received less proceeds from the Business Combination to pursue our anticipated growth strategies. This may cause significant delays in, or limit the scope of, our planned international expansion.

Additionally, we expect 2022 sales and marketing expenses to increase as a result of the strategic decision to increase our content production budgets, including a corresponding increase to our marketing budget to increase the probability that our content is seen by a larger audience.

Interest Expense, Net

We incur interest expense from our outstanding debt obligations, including our senior convertible promissory note issued in 2020, our other convertible promissory notes issued in 2020 and 2021, and our term loan issued in 2019.

Other (Income)/Expense

Other income/expense consists primarily of foreign currency gain or loss.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods or years indicated, and the respective changes between comparative periods or years.

	Six months ended June 30,
(in thousands, except for percentages)	2022	2021	$ Change	% Change
Total revenues	$34,609	$25,263	$9,346	37.0%
Cost of revenues	24,177	20,875	3,302	15.8%

Gross Profit	10,432	4,388	6,044	137.7%
Operating Expenses:
General and administrative	22,097	14,312	7,785	54.4%
Sales and marketing	2,078	1,361	717	52.7%
Impairment of content assets	1,073	—	1,073	100.0%

Loss from operations	(14,816)	(11,285)	(3,531)	31.3%
Other (income)/expense:
Interest expense, net	4,032	2,118	1,914	90.4%
Other (income)/expense	16	(67)	83	(123.9)%

Total other (income)/expense:	4,048	2,051	1,997	97.4%

Net Income (Loss)	$(18,864)	$(13,336)	$(5,528)	41.5%

Our historical results, as shown above and explained in further detail below, reflect strong growth in revenues, primarily due to increased organic growth as our brand builds momentum, and as we engage in more and larger brand partnerships. At the same time, net losses increased due to an increase in cost of revenue, increases in marketing and promotional expenses, increases in headcount, increase in stock compensation expense due to stock option grants in the third quarter of 2021, increase in interest expense associated with new debt issuances, and additional reasons explained below. Gross profit increased in the period ended June 30, 2022 as compared with the period ended June 30, 2021 primarily because of an increase in revenues, as explained further below. Additionally, refer to “Key Components of Sales and Expenses” above for additional detail on expectations regarding expenses relative to our projections.

Revenue

Total revenues increased by $9.3 million, or 37.0%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was primarily driven by effective scaling and growth of our business through our various revenue streams. Brand sponsorships revenue increased approximately $10.3 million, content revenue decreased approximately $3.9 million, Esports revenue increased approximately $3.1 million, partially offset by a decrease in consumer products revenue of approximately $0.4 million. Increases in brand sponsorships revenue were primarily due to our sales and talent teams generating new and/or larger brand sponsorships through the second quarter of 2022. Content revenues decreased due to a decrease in payments to FaZe in the six months ended 2022, when compared to 2021, of $2.1 million for sales to a third party exclusive license for certain historical content by certain content creators. Content revenue also decreased due to a decrease in content revenue earned on YouTube of $1.8 million because two FaZe talent members left FaZe in the third quarter of 2021, which resulted in a decrease in viewership for the FaZe programmed FaZe YouTube Channel. Our overall increase in total revenues was also driven by an increase in our Total Number of Significant Sponsors and by an increase in our Aggregate YouTube Subscribers. These metrics and their relationship with revenue are described in the “Key Performance Indicators” section. The increase in Esports revenue was primarily due to an increase in player transfer revenue of $0.6 million, an increase in prize winnings earned by talent members of $1.3 million, and an increase in league participation revenue of $1.2 million. Further, Esports revenue in the first half of 2022 was higher than in the first half of 2021 due to the easing of restrictions related to the COVID-19 pandemic, given that Esports revenue is highly dependent on live events.

The following table presents the Company’s revenue by type for the six months ended June 30, 2022 and 2021:

	Six months ended June 30,
(in thousands, except for percentages)	2022	2021	$ Change	% Change
Brand Sponsorships	$20,982	$10,695	$10,287	96.2%
Content	6,543	10,413	(3,870)	(37.2)%
Consumer Products	1,857	2,232	(375)	(16.8)%
Esports	4,963	1,814	3,149	173.6%
Other	264	109	155	n/m (1)

Total Revenue	$34,609	$25,263	$9,346	37.0%

(1)	Not meaningful.

Cost of Revenue

Cost of revenue increased by $3.3 million, or 15.8%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. Brand Sponsorships costs increased by $1.4 million due to increases in both the volume and size of sponsorship deals. We also increased the mix of sponsorship-related content, including content for new deals with certain large-name brands that required higher production costs. Content costs decreased by $4.1 million, related to a decrease in revenue share payments in the six months ended 2022, when compared to 2021, of $1.9 million made to certain content creators for the payment received by FaZe for sales to a third party exclusive license for certain historical content by certain content creators. Content costs related to content revenue earned on YouTube decreased by $2.2 million because two FaZe talent members left FaZe in the third quarter of 2021. The increase in Esports costs of $6.3 million was due primarily to increases in player salaries of $1.2 million, production costs of $4.5 million, prize money costs provided to talent members of $0.9 million, partially offset by player transfer costs of $0.3 million. The increase in Esports costs was also due to the easing of travel restrictions associated with COVID-19 pandemic, as there were fewer live events in the first half of 2021 compared to the first half of 2022.

General and Administrative

General and administrative expenses increased by $7.8 million, or 54.4%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. Our compensation and benefits costs increased by $2.8 million as we added headcount to grow our business. We also experienced a $2.7 million increase in stock compensation expense due to the granting of stock options in the third quarter of 2021 and restricted stock awards in the subsequent quarters. Additionally, travel and entertainment increased by $0.8 million as COVID-19-related travel restrictions lifted. IT and telecommunications fees increased $0.4 million, and non-legal professional service fees increased $1.6 million. These increases were offset by a decrease in legal settlements and other legal fees of $1.0 million, which are related to the various matters discussed in Note 9 to our consolidated financial statements as of, and for the six months ended, June 30, 2022 and 2021 (the “FaZe Interim Financial Statements”) included elsewhere in the Form 8-K/A. Additionally, severance decreased by $0.3 million and rent and premises costs increased by $0.8 million.

Sales and Marketing

Sales and marketing expenses increased by $0.7 million, or 52.7%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. As part of our commitment to growth, we increased marketing expenses by $0.2 million and production fees for promotional content by $0.5 million.

Impairment of Content Assets

Impairment of content assets expenses increased by $1.1 million, or 100.0%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. In the second quarter of 2022, management had determined that the content asset has no further utility and wrote off the entire balance. There was no content asset impairment for the six months ended June 30, 2021.

Interest Expense, Net

Net interest expense increased by $1.9 million, or 90.4%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The increase in interest expense is due to the increase in the outstanding principal amount of loans as additional notes were issued in the second half of 2021 and the first half of 2022. On July 19, 2022, we completed the Business Combination, upon which certain convertible notes were converted into common stock and such notes were paid in full. After the consummation of the Business Combination on July 19, 2022, the Company does not have any outstanding debt. Debt agreements are explained further in the “Liquidity and Capital Resources” section below.

Other (Income)/Expense

Other (income)/expense increased by $0.1 million, or 123.9%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The change was primarily driven by an increase of other expense of $0.1 million from 2021 to 2022.

Net Income (Loss)

For the reasons discussed above, net loss increased approximately $5.6 million, or 41.5%, from a net loss of $13.3 million for the six months ended June 30, 2021 to a net loss of $18.9 million for the six months ended June 30, 2022.

The following table sets forth a summary of our consolidated results of operations for the periods or years indicated, and the respective changes between comparative periods or years.

	Years ended December 31,
(in thousands, except for percentages)	2021	2020 (As revised)	$ Change	% Change
Total revenues	$52,852	$37,166	$15,686	42.2%
Cost of revenue	41,553	28,072	13,481	48.0%

Gross Profit	11,299	9,094	2,205	24.2%
Operating Expenses:
General and administrative	39,401	31,975	7,426	23.2%
Sales and marketing	3,352	1,357	1,995	147.0%

Loss from operations	(31,454)	(24,238)	(7,216)	(29.8)%
Other (income)/expense:
Interest expense, net	5,467	3,780	1,687	44.6%
Other (income)/expense	(55)	759	(814)	(107.2)%

Total other (income)/expense:	5,412	4,539	873	19.2%

Net Income (Loss)	$(36,866)	$(28,777)	$(8,089)	(28.1)%

Our historical results, as shown above and explained in further detail below, reflect strong growth in revenues, primarily due to increased organic growth as our brand builds momentum, and as we engage in more and larger brand partnerships. At the same time, net losses increased due to an increase in cost of revenue, increases in marketing and promotional expenses, increases in headcount, stock option grants in 2021, interest expense associated with new debt issuances, and additional reasons explained below. Gross profit increased in the year ended December 31, 2021 as compared with the year ended 2020 primarily because of an increase in revenues, as explained further below. Additionally, refer to “Key Components of Sales and Expenses” above for additional detail on expectations regarding expenses relative to our projections.

Revenue

Total revenues increased by $15.7 million, or 42.2%, from 2020 to 2021. This change was primarily driven by effective scaling and growth of our business through our various revenue streams. Brand sponsorships revenue increased approximately $8.3 million, content revenue increased approximately $4.0 million, Esports revenue increased approximately $3.0 million, and consumer products revenue increased approximately $0.2 million. Increases in brand sponsorships revenue were primarily due to our sales and talent teams generating new and/or larger brand sponsorships in 2021. Content revenues increased due to a one-time payment to FaZe in 2021 of $4.5 million for the sale to a third party of a five-year exclusive license for certain historical content posted to YouTube by one content creator prior to June 2021, partially offset by a decrease in content revenue earned on YouTube and Twitch of $0.5 million because two FaZe talent members left FaZe in the third quarter of 2021, which resulted in a decrease in viewership for the FaZe programmed FaZe YouTube Channel. Our overall increase in total revenues was also driven by an increase in our Total Number of Significant Sponsors and by an increase in our Aggregate YouTube Subscribers. These metrics and their relationship with revenue are described in the “Key Performance Indicators” section. The increase in Esports revenue was primarily due to an increase in digital goods sold of $2.7 million attributable to overall brand growth, an increase in prize winnings earned by talent members of $0.3 million, and an increase in league participation revenue of $0.1 million, partially offset by a decrease in player transfer revenue of $0.2 million. Further, Esports revenue in 2020 was lower due to the COVID-19 pandemic, given that Esports revenue is highly dependent on live events, which were halted due to stay-at-home orders during 2020.

The following table presents the Company’s revenue by type for the years ended December 31, 2021 and 2020:

	Years ended December 31,
(in thousands, except for percentages)	2021	2020 (As Revised)	$ Change	% Change
Brand Sponsorships	$24,867	$16,520	$8,347	50.5%
Content	16,068	12,077	3,991	33.0%
Consumer Products	5,751	5,560	191	3.4%
Esports	5,847	2,860	2,987	104.4%
Other	319	149	170	114.1%

Total Revenue	$52,852	$37,166	$15,686	42.2%

Cost of Revenue

Cost of revenue increased by $13.5 million, or 48.0%, from 2020 to 2021. Brand Sponsorships costs increased by $5.1 million due to increases in both the volume and size of sponsorship deals. We also increased the mix of sponsorship-related content, including content for new deals with certain large-name brands that required higher production costs. Costs related to our content revenue increased by $4.2 million related to revenue share payments made to one content creator related to the one-time payment received by FaZe in 2021 of $4.5 million for the sale to a third party of a five-year exclusive license for certain historical content posted to YouTube by the content creator prior to June 2021. The increased brand sponsorships costs and increased content costs are also tied to increases in our Total Number of Significant Sponsors and Aggregate YouTube Subscribers. For instance, as sponsorships increase, the costs to service those sponsorships increase, and as our Aggregate YouTube Subscribers increase, we expect to generate more revenues from our content, and the related amounts we pay to our talent increase. The increase in Esports costs of $4.0 million was due primarily to increases in the sale of digital goods of $1.7 million, player salaries of $1.6 million, league participation fees of $0.2 million, production costs of $0.4 million, and prize money costs provided to talent members of $0.1 million. The increase in Esports costs was also due to the easing of travel restrictions associated with COVID-19 pandemic, as live events were halted due to stay-at-home orders during 2020, but Esports live events resumed in 2021, which increased the associated costs.

General and Administrative

General and administrative expenses increased by $7.4 million, or 23.2%, from 2020 to 2021. Our compensation and benefits costs increased by $6.7 million as we added headcount to grow our business. We also experienced a $1.6 million increase in stock compensation expense due to the granting of stock options in 2021. Additionally, travel and entertainment increased by $0.5 million as COVID-19-related travel restrictions lifted. IT and telecommunications fees increased $0.5 million, depreciation and amortization increased by $0.3 million, and non-legal professional service fees increased $1.4 million. These increases were offset by a decrease in legal settlements and other legal fees of $2.5 million, which are related to the various matters discussed in Note 11 to our consolidated financial statements as of, and for the years ended, December 31, 2021 and 2020 (the “FaZe Audited Financial Statements”). Additionally, severance decreased by $1.0 million and rent and premises costs decreased by $0.3 million.

Sales and Marketing

Sales and marketing expenses increased by $2.0 million, or 147.0%, from 2020 to 2021. As part of our commitment to growth, we increased marketing expenses by $0.4 million and production fees for promotional content by $1.8 million. These increases were partially offset by a decrease in public relations expenses of $0.2 million.

Interest Expense, Net

Net interest expense increased by $1.7 million, or 44.6%, from 2020 to 2021. The increase in interest expense is due to the increase in the outstanding principal amount of loans as additional notes were issued in the fourth quarter of 2020 and throughout 2021. The $5.1 million increase in interest related to debt agreements initiated in late 2020 and throughout 2021 more than offset the $3.4 million decrease in interest related to FaZe paying off its loan with Bridging Financing, Inc. in the fourth quarter of 2020. Debt agreements are explained further in the “Liquidity and Capital Resources” section below.

Other (Income)/Expense

Other (income)/expense decreased by $0.8 million, or 107.2%, from $0.8 million in other expense in 2020 to $0.1 million in other income in 2021. The change was primarily driven by a decrease in foreign currency translation losses of $0.8 million from 2020 to 2021. That is, we paid off our Bridging Financing, Inc. loan in the fourth quarter of 2020.

Net Income (Loss)

For the reasons discussed above, net loss increased $8.1 million, or 28.1%, from a net loss of $28.8 million for the year ended December 31, 2020 to a net loss of $36.9 million for the year ended December 31, 2021.

Non-GAAP Information

The Form 8-K/A includes adjusted EBITDA, which is a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. Adjusted EBITDA is defined as net loss before share-based compensation expense, exited activities expense, foreign currency gains and losses, interest expense, provision for income taxes, depreciation and amortization, and impairment of content assets. Adjusted EBITDA is used by the FaZe board and management as a key factor in determining the quality of our earnings (loss).

Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as alternatives to information reported in accordance with U.S. GAAP.

The table below presents our adjusted EBITDA, reconciled to our net loss for the periods indicated.

	Six months ended June 30,
(in thousands)	2022	2021
Net Loss	$(18,864)	$(13,336)
Adjusted for:
Share-based compensation expense	2,659	—
Foreign exchange loss	—	—
Interest expense	4,032	2,118
Provision for income tax	—	—
Impairment of content assets	1,073	—
Depreciation and amortization	663	434

Adjusted EBITDA	$(10,437)	$(10,783)

While not included in the adjustments above, management also removes certain expenses for internal reporting purposes, as they are unpredictable and not considered core to our operations. These expense adjustments that are utilized for internal reporting purposes include expenses related to legal settlements, legal fees outside of the ordinary course of business, and severance. For the six months ended June 30, 2022 and June 30, 2021, legal settlements totaled $0.1 million and $0.0 million, legal fees outside of the ordinary course of business totaled $0.1 million and $0.7 million, and severance expenses totaled $0.0 million and $0.3 million, respectively. See Note 9 to the FaZe Interim Financial Statements for further information relating to these legal and severance related expenses that are not included in our EBITDA calculations, other than for internal reporting purposes.

The table below presents our adjusted EBITDA, reconciled to our net loss for the periods indicated.

	Years ended December 31,
(in thousands)	2021	2020
Net loss	$(36,866)	$(28,777)
Adjusted for:
Share-based compensation expense	1,637	20
Exited activities(1)	—	28
Foreign exchange loss	—	796
Interest expense	5,467	3,780
Provision for income tax	—	—
Depreciation and amortization	1,021	741

Adjusted EBITDA	$(28,741)	$(23,412)

(1)	Consists of warehousing and fulfilment expenses associated with our consumer products activity prior to FaZe’s use of a third-party provider.

While not included in the adjustments above, management also removes certain expenses for internal reporting purposes, as they are unpredictable and not considered core to our operations. These expense adjustments that are utilized for internal reporting purposes include expenses related to legal settlements, legal fees outside of the ordinary course of business, and severance. For the years ended December 31, 2021 and December 31, 2020, legal settlements totaled $3.2 million and $6.2 million, legal fees outside of the ordinary course of business totaled $3.4 million and $3.6 million, and severance expenses totaled $0.6 million and $1.5 million, respectively. See Note 11 to the FaZe Audited Financial Statements for further information relating to these legal and severance related expenses that are not included in our EBITDA calculations, other than for internal reporting purposes.

Liquidity and Capital Resources

Our ability to expand and grow our business in the short and long term will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. We have financed our operations primarily through the sale of convertible preferred stock and through debt agreements with third party lenders. See below for a summary of our material debt and equity financing arrangements.

We have incurred net losses since inception. We expect to continue to incur significant operating losses for the foreseeable future. However, based on cash received from the completion of the merger as more fully described in Note 12 to the FaZe Interim Financial Statements and cash needs to fund operations, the Company currently expects that it will have sufficient cash to fund its operating expenses and capital expenditure requirements for at least the next 12 months from issuance. As such, substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

Because we experienced high redemptions in connection with the Business Combination, we received less proceeds from the Business Combination to pursue our anticipated growth strategies and new initiatives, including our acquisition strategy. This may cause significant delays in, or limit the scope of, our planned acquisition strategy. As a result, our results of operations and financial condition may be worse than we projected. Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic, are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change. Nonetheless, we believe our cash on hand will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months through August 2023.

We may need additional cash due to changing business conditions or other developments. Our future short and long term capital requirements will depend on several factors, including but not limited to, the rate of our growth, our ability to attract and retain fans and brand sponsorships and their willingness to pay for our services. Further, we may enter into future arrangements to acquire or invest in businesses, products, services and strategic partnerships. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to scale back our existing operations and growth plans, which could have an adverse impact on our business and financial prospects.

Equity

We did not issue any convertible preferred stock during the six months ended June 30, 2022 or June 30, 2021 or during the years ended December 31, 2021 or 2020.

Debt

Upon the close of the Business Combination, all outstanding debt was converted to equity or paid with transaction proceeds. See the details on outstanding debt agreements below, for more information.

2022 B. Riley Term Loan

In March 2022, we entered into the Bridge Loan Agreement with B. Riley Commercial Capital, LLC, an affiliate of the Sponsor, allowing us to borrow an aggregate principal amount of up to $20 million which matured on the Closing Date of the Business Combination. The interest rate was 7% per annum, compounded quarterly, and the Term Loan is secured by all of our assets, other than certain excluded collateral, and subject to Intercreditor Agreements entered into between the B. Riley Lender, Cox, and CPH. In connection with the Term Loan, we waived the Minimum Proceeds Condition under the Merger Agreement. We drew the initial $10 million upon closing of the B. Riley Term Loan in March 2022, and drew the final $10 million in April 2022.

The Term Loan was fully paid in July 2022 in connection with the closing of the Business Combination.

2021 Cox Convertible Promissory Notes

As explained in further detail in the Notes to the FaZe Interim Financial Statements, in August 2021, we entered into an agreement with Cox, to which we sold convertible promissory notes of $10.0 million. Cox also purchased an additional $5.0 million in convertible promissory notes in October 2021. The maturity date of the notes was the earliest of December 15, 2023 or various other conditions outlined in the Notes to the FaZe Interim Financial Statements, one of which is the consummation of the Business Combination. These convertible promissory notes, which could not be prepaid without consent of the holder, bore interest at a rate of 10.00% per annum and were secured against substantially all of our assets.

The convertible promissory notes were fully converted into shares of Common Stock in July 2022 in connection with the closing of the Business Combination.

Senior Convertible Note Purchase Agreement and Senior Convertible Promissory Note

Pursuant to a Secured Convertible Note Purchase Agreement, dated as of December 15, 2020, as amended, by and among FaZe Clan Inc. (the “Legacy FaZe”), CPH Phase II SPV LP (“CPH II”) and CPH Phase III SPV LP (“CPH III” and, together with CPH II, “CPH”), Legacy FaZe issued $55,000,000 in aggregate principal amount of convertible promissory notes to CPH between December 15, 2020 and August 30, 2021 (the “CPH notes”). The CPH notes accrued interest at a rate of 10% per year and had a maturity date of December 15, 2023. In addition, CPH had the right to purchase certain additional convertible promissory notes from FaZe (the “CPH Right”). Upon the Closing, CPH elected to convert the CPH notes into 17,018,805 shares of Common Stock.

Pursuant to a letter agreement, dated as of December 15, 2020, as amended by and between Legacy FaZe and CPH II (the “CPH Letter”), as long as CPH or its affiliates owned at least 2% of the outstanding capital stock of Legacy FaZe on an as-converted-to-common stock basis, Legacy FaZe was required to invite a CPH representative to attend all meetings of Legacy FaZe’s board of directors in a non-voting observer capacity, subject to certain exceptions. In addition, in consideration of CPH’s purchase of the CPH notes, so long as any amount remained outstanding under the CPH notes, Legacy FaZe agreed to pay to CPH a nonrefundable quarterly monitoring fee of $62,500, and, upon CPH’s request, reimburse CPH for any reasonable, necessary and documented expenses incurred by CPH in connection with the monitoring of its investment in FaZe and/or activities performed on behalf of FaZe, subject to a limit of $250,000 in total.

On October 23, 2021, CPH entered into a letter agreement with Legacy FaZe, pursuant to which, among other things, (i) CPH agreed to convert the CPH notes into shares of Legacy FaZe common stock immediately prior to Closing Date, (ii) CPH agreed to waive the CPH Right in exchange for the issuance of a Legacy FaZe convertible note, such note to be converted into shares of Legacy FaZe common stock immediately prior to Closing, and such shares of Legacy FaZe common stock to be converted into 4,800,000 shares of Legacy FaZe common stock, (iii) CPH agreed to waive any interest on the CPH notes in exchange for (x) the issuance of a Legacy FaZe convertible note, such note to be converted into shares of Legacy FaZe common stock immediately prior to Closing, and such shares of Legacy FaZe common stock to be converted into 523,763 shares Common Stock and (y) payment in cash of interest on the CPH notes that accrues starting on February 1, 2022 and ending on the Closing Date, and (iv) FaZe nominated Nick Lewin for election as a director of New FaZe, and upon election of Mr. Lewin as a director of FaZe.

The CPH convertible notes were converted in July 2022, in connection with the closing of the Business Combination, and the CPH Letter terminated upon the election of Mr. Lewin as a director of FaZe.

Other Convertible Promissory Notes

In March 2020 through August 2021, we entered into Convertible Promissory Note Agreements with accredited investors pursuant to which we sold promissory notes totaling approximately $3.2 million. For each of the $2.5 million of notes issued in 2020, the maturity date was the earlier of December 31, 2021 or the closing of a private round of preferred stock financing with immediately available proceeds of at least $1.0 million, with one note of $0.5 million with a maturity date as the earlier of April 21, 2023 or the or the closing of a private round of preferred stock financing with immediately available proceeds of at least $1.0 million. For each of the $0.7 million in notes issued in 2021, the maturity date was the second anniversary of the date of the debt purchase agreement.

The conversion price of the notes was equal to 90% of the price per share sold in a preferred stock financing, provided the price is subject to adjustment in the event our enterprise value is greater than $250.0 million on that date.

The convertible promissory notes, which could not be prepaid without consent of the holder, bore interest at a rate of 4.00% per annum. The convertible promissory notes were subordinate and junior in right of payment to any senior indebtedness of FaZe.

The other convertible promissory notes were fully converted into shares of Common Stock in July 2022, connection with the closing of the Business Combination.

Paycheck Protection Program Loan

On May 4, 2020, we entered into a promissory note dated May 4, 2020 with Harvest Small Business Finance, LLC., pursuant to which Harvest agreed to make a loan to us under the Paycheck Protection Program offered by the U.S. Small Business Administration in a principal amount of approximately $1.1 million pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The loan proceeds were available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; as well as rent; utilities; and interest on certain other outstanding debt.

The Paycheck Protection Program loan was fully repaid in July 2022, using the proceeds from the closing of the Business Combination.

Term Loan Facility

On October 28, 2019, Legacy FaZe entered into a term loan agreement with Bridging Financing Inc., pursuant to which Bridging agreed to make a loan to us in the amount of 30.0 million Canadian dollars. The loan would have matured on the earlier of (i) 24 months following October 28, 2019 or (ii) a date one day prior to the maturity of any of convertible notes outstanding. Interest on the loan accrues at a rate equal to the Bank of Nova Scotia Prime plus 4.05%, per annum. The Term Loan was convertible into shares of Common Stock at the discretion of Bridging Financing Inc., at a price equal to $220.0 million divided by the total number of shares outstanding on a fully diluted basis. The loan was subject to a financial covenant, whereby, as of the last day of the fiscal quarter, we were required to maintain a minimum balance of cash in a deposit account, for the immediately prior 12 calendar months. We were not in compliance with this covenant for certain periods of 2020 and 2019; however, noncompliance did not result in any event of default or financial penalty with the lender.

The loan was fully paid in 2020 upon issuance and sale of the 2020 senior convertible promissory note.

Other Contractual Obligations, Commitments and Contingencies

We may be party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. We assess the need to record a liability for litigation and other loss contingencies, with reserve estimates recorded if we determine that a loss related to the matter is both probable and reasonably estimable. We did not record losses related to legal settlements in the six months ended June 30, 2021 and recorded less than $0.1 million for the six months ended June 30, 2022. We recorded losses related to legal settlements of $6.2 million for the year ended December 31, 2020 and $3.2 million for the year ended December 31, 2021.

Our future contractual commitments related to future minimum payments for non-cancelable operating lease obligations at June 30, 2022 are $1.4 million for the remainder of 2022, $2.9 million for 2023, and $2.0 million for 2024 and thereafter.

Cash Flows — Six Months Ended June 30, 2022 and June 30, 2021

The following table summarizes our cash flows for the periods indicated (in thousands):

	Six months ended June 30,
(in thousands, except for percentages)	2022	2021	$ Change	% Change
Net cash used in operating activities	$(25,678)	$(15,114)	$(10,564)	69.9%
Net cash used in investing activities	(3,828)	(225)	(3,603)	n/m	(1)
Net cash provided by financing activities	18,382	19,819	(1,437)	(7.3)%

Net increase (decrease) in cash and restricted cash	(11,124)	4,480	(15,604)	n/m	(1)
Cash and restricted cash, beginning of period	17,618	4,431	13,187	n/m	(1)

Cash and restricted cash, end of period	6,494	8,911	(2,417)	(27.1)%

(1)	Not meaningful.

Cash Flows Used in Operating Activities

We used $10.6 million more in cash for operating activities in the six months ended June 30, 2022 compared with the six months ended June 30, 2021. This change was largely related to the changes in net loss explained in the “Results of Operations” section, offset by the impact of various non-cash charges explained in further detail below.

Net cash used in operating activities was $25.7 million for the six months ended June 30, 2022. Our net loss of $18.9 million was partially comprised of non-cash charges: interest expenses of $4.0 million, stock-based compensation expense of $2.7 million, depreciation and amortization of $0.7 million, additions to content assets of $0.6 million, and impairments to content assets of $1.1 million. Additionally, during the six months ended June 30, 2022, changes in operating assets and liabilities used cash flows from operations of $14.6 million, primarily due to a combination of an increase in accounts receivable and contract assets of $2.5 million, a decrease in prepaid expenses of $0.2 million, a decrease in accounts payable and accrued expenses of $7.2 million, and a decrease in contract liabilities of $5.1 million.

Net cash used in operating activities was $15.1 million for the six months ended June 30, 2021. Our net loss of $13.3 million was partially comprised of non-cash charges: interest expenses of $2.1 million as well as depreciation and amortization expense of $0.4 million. Additionally, during the six months ended June 30, 2021, changes in operating assets and liabilities used cash flows from operations of $4.3 million, primarily due to a combination of an increase in accounts receivable and contract assets of $0.8 million, an increase in prepaid expenses of $0.6 million, a decrease in accounts payable and accrued expenses of $3.1 million and an increase in contract liabilities of $0.3 million.

Cash Flows Used in Investing Activities

We used $3.6 million more in cash for investing activities in the six months ended June 30, 2022 compared with the six months ended June 30, 2021 due to increased purchases of property, plant and equipment and purchases of intangible assets.

Net cash used in investing activities of $3.8 million for the six months ended June 30, 2022 was due to purchases of property, plant and equipment of $3.5 million and purchases of intangible assets of $0.3 million.

Net cash used in investing activities of $0.2 million for the six months ended June 30, 2021 was due to purchases of tangible and intangible assets totaling $0.1 million as well as the issuance of note receivable of $0.1 million.

Cash Flows Provided by Financing Activities

We generated $1.4 million less cash from financing activities in the six months ended June 30, 2022 compared with the six months ended June 30, 2021, primarily due to increases in payment of deferred transaction costs. These changes which decreased cash generated from financing activities were partially offset by an increase in the issuance of common stock in connection with the exercise of stock options and a decrease in the payment of debt issuance costs.

Net cash provided by financing activities of $18.4 million for the six months ended June 30, 2022 was primarily due to proceeds from the issuance of a term loan of $20.0 million and the issuance of common stock in connection with the exercise of stock options of $0.1 million, partially offset by payments of deferred transaction costs of $1.7 million.

Net cash provided by financing activities of $19.8 million for the six months ended June 30, 2021 was primarily due to proceeds from the issuance of convertible debt of $20.0 million, partially offset by debt issuance costs of $0.2 million.

Cash Flows — Years Ended December 31, 2021 and December 31, 2020

The following table summarizes our cash flows for the periods indicated (in thousands):

	Years ended December 31,
(in thousands, except for percentages)	2021	2020	$ Change	% Change
Net cash used in operating activities	$(25,180)	$(16,856)	$(8,324)	49.4%
Net cash used in investing activities	(1,705)	(791)	(914)	115.5%
Net cash provided by financing activities	40,072	10,079	29,993	n/m	(1)

Net increase (decrease) in cash and restricted cash	13,187	(7,568)	20,755	n/m	(1)
Cash and restricted cash, beginning of period	4,431	11,999	(7,568)	(63.1)%

Cash and restricted cash, end of period	17,618	4,431	13,187	n/m	(1)

(1)	Not meaningful.

Cash Flows Used in Operating Activities

We used $8.3 million more in cash for operating activities in the year ended December 31, 2021 compared with the year ended December 31, 2020. This change was largely related to the changes in net loss explained in the “Results of Operations” section.

Net cash used in operating activities was $25.2 million for the year-ended December 31, 2021. Our net loss of $36.9 million was partially offset by non-cash interest expenses of $5.5 million, stock-based compensation expense of $1.6 million, depreciation and amortization of $1.0 million, and additions to content assets of $0.5 million. Additionally, during the year-ended December 31, 2021, changes in operating assets and liabilities used cash flows from operations of $4.0 million, primarily due to an increase in accounts receivable, contract assets, and prepaid expenses of $4.2 million, $2.8 million, and $0.5 million, respectively, as well as an increase in accounts payable and accrued expenses of $4.7 million and contract liabilities of $6.8 million.

Net cash used in operating activities was $16.9 million for the year-ended December 31, 2020. Our net loss of $28.8 million was partially offset by non-cash charges, including: interest expenses of $3.1 million, depreciation and amortization expense of $0.7 million, and foreign exchange impact of $0.8 million. Additionally, during the year-ended December 31, 2020, changes in operating assets and liabilities provided cash flows from operations of $7.3 million, primarily due to a decrease in accounts receivable and contract assets of $0.7 million and $0.8 million, respectively, as well as an increase in accounts payable and accrued expenses of $4.9 million and contract liabilities of $0.9 million.

Cash Flows Used in Investing Activities

We used $0.9 million more in cash for investing activities in the year ended December 31, 2021 compared with the year ended December 31, 2020 due to increased purchases of tangible and intangible assets, and issuances of notes receivable.

Net cash used in investing activities of $1.7 million for the year-ended December 31, 2021 was primarily due to purchases of property, plant, and equipment of $0.7 million, purchases of intangible assets of $0.8 million, and issuances of notes receivable of $0.1 million.

Net cash used in investing activities of $0.8 million for the year-ended December 31, 2020 was primarily due to purchases of property, plant, and equipment of $0.7 million and purchase of intangible assets of $0.1 million.

Cash Flows Provided by Financing Activities

We generated $30.0 million more cash from financing activities in the year ended December 31, 2021 compared with the year ended December 31, 2020, primarily due to increases in the proceeds from the issuance of convertible debt and decreases in payments of loan principal. These changes which increased cash generated from financing activities were partially offset by a decrease in the issuance of loans payable.

Net cash provided by financing activities of $40.1 million for the year-ended December 31, 2021 was primarily due to proceeds from the issuance of convertible debt of $40.7 million, partially offset by payments on loan principal of $0.4 million and debt issuance costs of $0.3 million.

Net cash provided by financing activities of $10.1 million for the year-ended December 31, 2020 was primarily due to proceeds from the issuance of loans payable of $1.1 million and proceeds from issuance of convertible debt of $35.4 million, partially offset by payments on loan principal of $26.1 million and debt issuance costs of $0.3 million.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make judgments, estimates and assumptions that impact the reported amount of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to the FaZe Interim Financial Statements included elsewhere in the Form 8-K/A. Our critical accounting policies are described below.

Revenue Recognition

Effective January 1, 2019, we adopted the new accounting standard and related amendments, using the modified retrospective transition method for all contracts. Based on our assessment, the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”) did not have a material impact to the Company’s consolidated financial statements and there were no material differences between the Company’s adoption of ASC 606 and its historic accounting under ASC 605, Revenue Recognition. For further information regarding the impact of the adoption of this standard refer to Note 2 to the FaZe Interim Financial Statements included elsewhere in the Form 8-K/A.

The below describes our revenue recognition policies and significant judgments in further detail:

Principal Versus Agent Considerations

A significant amount of our brand sponsorships and content revenues are generated from independent contractors who we pay based on revenue that they generate for FaZe. We have evaluated the terms of our brand sponsorships and content agreements and have concluded that FaZe is the primary obligor. That is, we own our brand and intellectual property, take primary responsibility for delivery of services, and exercise control over content generation and monetization. FaZe contracts directly with Google on its operated channels, and the talent contracts directly with Google on their own channels. As part of FaZe’s contracts with its talent, FaZe agrees to serve as the talent’s exclusive management company as it relates to any and all type of work the talent may perform, including content creation and advertising revenue generated from the content. While the talent owns the content they create while they are under contract with FaZe, the talent grants FaZe an exclusive perpetual license to the content, and FaZe grants limited usage rights of that content back to the talent, conditional upon them complying with the contract. Furthermore, all income earned from services provided by the talent related to gaming, Esports, content creation or the business of FaZe, which includes revenue from advertising via talent content, is subject to the talent agreement and is payable to FaZe. In addition, FaZe’s contracts with its talent specify rules and restrictions on the content the talent can create and post. As such, through its contracts with talent, FaZe is the principal because FaZe is the entity exercising primary control over the content generated in the YouTube channels being monetized.

Therefore, we recognize brand sponsorships and content revenues on a gross basis and record revenue-sharing and other fees paid to our talent as cost of revenues.

In relation to our consumer products revenue, we have outsourced the design, manufacturing, fulfillment, distribution, and sale of our consumer products to a third party, in exchange for royalties based on the amount of revenue generated. We evaluated the terms of the agreement to determine whether our consumer products revenues should be reported gross, or net of royalties paid. Key indicators that we evaluate in determining whether we are the principal in the sale (gross reporting), or an agent (net reporting) include, but are not limited to:

(1)	FaZe is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,

(2)	FaZe has inventory risk before the good is transferred to the customer, and

(3)	FaZe is the party has discretion in establishing pricing for the specified good or service.

Based on our evaluation of the above indicators, FaZe is the primary obligor with respect to consumer products sales and thus, we report consumer products revenues on a gross basis.

Timing of Recognition

The timing of revenue recognition depends on the type of revenue recognized, as explained further below.

(1) Brand Sponsorships

Although our brand sponsorships may include multiple services that are capable of being distinct, these services are highly interdependent such that the services are not separately identifiable within the context of the contract. Therefore, management identified one performance obligation which is transferred over time. Therefore, brand sponsorship revenue is recognized ratably over the contract term as services as provided.

(2) Content

Content revenue is variable and is earned when the visitor views or “clicks through” on the advertisement. We recognize revenue based on viewership reports, which we receive on a monthly basis. As described above, we recognize revenues on a gross basis. See “Principal vs. Agent Considerations.”

FaZe grants exclusive licenses to customers for certain content produced by FaZe talent. FaZe grants the customer a license to the intellectual property, which is the content and its use in generating advertising revenues, for a pre-determined period, for an amount paid by the customer upon execution of the contract. FaZe’s only performance obligation is to license the content for use in generating advertising revenues, and recognizes the full contract amount at the point at which FaZe provides the customer the right to use the content, which is at the execution of the contract. FaZe has no further performance obligations under these types of contract and does not anticipate generating any additional revenue from these arrangements apart from the contract amount.

(3) Consumer Products

Consumer products revenues are recognized at a point in time, as control is transferred to the customer upon shipment.

(4) Esports

(a) League Participation: Generally, FaZe has one performance obligation — to participate in the overall Esport event — because the underlying activities do not have standalone value absent our participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain, we recognize revenue at the point in time when the uncertainty is resolved.

(b) Player Transfer Fees: Player transfer agreements include a fixed fee and may include a variable fee component. FaZe recognizes the fixed portion of revenue from transfer fees upon satisfaction of our performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

(c) Licensing of Intellectual Property: Our licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized when the sale occurs.

Stock-Based Compensation

We recognize the cost of stock-based awards granted to FaZe employees, directors, and nonemployee consultants based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We have elected to recognize the effect of forfeitures in the period they occur.

Based on the early stage of our company’s development and other relevant factors, we determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating FaZe’s enterprise value to determine the estimated fair value of Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the back solve analysis to estimate the fair value of our Common Stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security (shares of our preferred stock in this instance).

The estimates utilized in determining the grant date fair value for new awards will not be necessary once our shares are publicly traded. The grant date fair value of our Common Stock was determined with the assistance of an independent third-party valuation specialist.

We specifically determine the fair value of FaZe stock options using the Black-Scholes-Merton option pricing model, which is impacted by the following assumptions:

•	Expected Term — We use the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility — As our stock has recently become publicly traded, the volatility is based on a benchmark of comparable companies within our peer group.

•	Expected Dividend Yield — The dividend rate used is zero as we have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future.

•

Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon instrument with an equivalent remaining term equal to the expected life of the award.

Income Taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with ASC 740, Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate deferred tax assets each period for recoverability. For those assets that do not meet the threshold of “more likely than not” that they will be realized in the future, a valuation allowance is recorded. We have considered our history of cumulative tax and book losses incurred since inception, and other positive and negative evidence, and have concluded that it is more likely than not that the Company will not realize the benefits of the net deferred tax assets as of June 30, 2021 or 2022 or as of December 31, 2020 or 2021.

We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense, if applicable income tax returns remain open for examination by applicable authorities, generally three years from filing for federal and four years for state. We would classify interest and penalties related to uncertain tax positions as income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through June 30, 2022 and December 31, 2021.

Recently Adopted and Issued Accounting Pronouncements

See Note 2 to the FaZe Audited Financial Statements and Note 2 to the FaZe Interim Financial Statements for recently adopted accounting pronouncements and recently issued accounting pronouncements that may have an impact on future results but that have not yet adopted as of the date of the Form 8-K/A.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.